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                                                                   Exhibit 23


                       Independent Auditors' Consent
                       -----------------------------

The Board of Directors and Shareholders
Del Laboratories, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 33-27777) on Form S-8 and Registration Statement (No. 33-64777) on Form S-8 of Del Laboratories, Inc. of our report dated February 10, 1998, relating to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule which report appears in the December 31, 1997 annual report on Form 10-K of Del Laboratories, Inc.

Jericho, New York
March 27, 1998